Exhibit 99.3

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

MAY 6, 2003

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of the Shareholders (the “Meeting”) of TALISMAN ENERGY INC. (the “Company”) will be held in the Imperial Ballroom of the Hyatt Regency Calgary Hotel, 700 Centre Street South, Calgary, Alberta, Canada,
on Tuesday, May 6, 2003 at 11:00 a.m. (local time) for the following purposes:

1.         to receive the annual report and the consolidated financial statements of the Company for the year ended December 31, 2002 together with the report of the auditor thereon;

2.         to elect the directors for the ensuing year;

3.         to appoint the auditor for the ensuing year;

4.         to consider, and if thought appropriate, to pass, with or without variation, an ordinary resolution to confirm the new By-Law No. 1, the full text of which is set forth as Schedule A to the Company’s Management Proxy Circular accompanying this Notice of Meeting;

5.         to consider, and if thought appropriate, to pass, with or without variation, an ordinary resolution approving the amendment of the Company’s Employee Stock Option Plan to provide for a cash payment feature, as described in the Company’s Management Proxy Circular accompanying this Notice of Meeting;

6.         to consider, and if thought appropriate, to pass, with or without variation, an ordinary resolution approving the amendment of the Company’s Director Stock Option Plan to provide for a cash payment feature, as described in the Company’s Management Proxy Circular accompanying this Notice of Meeting;

7.         to consider, and if thought appropriate, to pass, with or without variation, an ordinary resolution approving the amendment of the Company’s Employee Stock Option Plan to increase by 2,300,000 Common Shares the maximum aggregate number of Common Shares of the Company that may be issued pursuant to options granted thereunder; and

8.         to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

Holders of record of Common Shares unable to attend the Meeting in person are requested to complete the enclosed form of  proxy and return it in the envelope provided to the Company’s Transfer Agent and Registrar, Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, M5J 2Y1 no later than 4:30 p.m. (local time, Toronto, Ontario) May 2, 2003, or two business days preceding any adjournment of the Meeting.  Alternatively, telephone and Internet voting options are available.  Please see the form of proxy for more details.

Only holders of record of Common Shares of the Company at the close of business on March 14, 2003, or their duly appointed proxyholders will be entitled to vote at the Meeting.

DATED at Calgary, Alberta this 4th day of March, 2003.

BY ORDER OF THE BOARD

M. Jacqueline Sheppard

Corporate Secretary

Full instructions explaining the process for a shareholder to attend the Meeting in person are set out in the Management Proxy Circular accompanying this Notice of Meeting.  Shareholders who have questions may call Valiant Trust Company toll-free at 1-866-313-1872 for further information.